UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

June 1, 2010
Date of Report (date of Earliest Event Reported)

Brazil Gold Corp.

(Formerly Dynamic Alert Limited)
(Exact Name of Registrant as Specified in its Charter)

NEVADA	001-33714	98-0430746
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File No.)	(I.R.S. Employer Identification No.)
800 Bellevue Way NE, Suite 400, Bellevue, WA 98004
(Address of principal executive offices and zip code)

(425) 637-3080
 (Registrant’s telephone number, including area code)

(Former name or former address, if changed from last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entered into a Material Definitive Agreement

Acquisition Agreement.

In November 2009, Brazil Gold Corp., a Nevada corporation (“Brazil Gold” or the “Company”), announced that it had entered into a Letter of Intent with Rusheen Handels AG, a Swiss corporation ("Rusheen"), for the acquisition by Brazil Gold of Rusheen's 99% ownership interest in Amazonia Capital e Participacoes Ltda., a Brazilian corporation (“Amazonia” or “ACP”), the owner of numerous poly-metallic mineral exploration claims covering approximately 824,411 hectares (2,037,119 acres) in three states in the Tapajos Greenstone Belt in the Amazon Basin of Brazil.

On May 19, 2010, Brazil Gold entered into an Acquisition Agreement (the “Acquisition Agreement”) with Rusheen whereby the Company will acquire all of Rusheen’s ownership units in Amazonia, which represents 99% of all of the issued and outstanding share capital of Amazonia. The Company will acquire all of Rusheen’s ownership units in Amazonia in exchange for 44 million shares of the Company’s common stock.  Amazonia has previously granted a 2.5% net smelter return royalty (“Royalty”) to Rusheen relating to its mineral claims as described below, which will remain in place following the closing of the Acquisition Agreement. As a condition to closing the Acquisition Agreement, the Company has cancelled 44 million restricted shares and returned them to treasury. Upon closing of the Acquisition Agreement, the Company will have 80,000,000 shares issued and outstanding.

The Acquisition Agreement was adopted by the unanimous consent of the Board of Directors of both the Company and Rusheen.

Amazonia is the registered owner of 102 claims covering approximately 824,411 hectares of mineral rights located in the three states of Amazonas, Mato Grosso and Rondonia in the prolific Tapajos Greenstone Belt in the Amazon Basin of Brazil.  The primary mineral target is gold, however copper, nickel, iron ore, manganese and cassiterite (tin) are also found in the area.  Most properties are near existing roads and rivers, which have access to international ports, and small mining and farming communities with access to fuel, energy and manpower – all conditions suitable for low-cost bulk tonnage mining.

Immediately prior to the share exchange, the Company had 250,000,000 authorized shares of common stock, $.001 par value, of which 36,000,000 were issued and outstanding, and 10,000,000 authorized preferred shares, $.001 par value, of which no shares were outstanding. In connection with the Acquisition Agreement, the Company issued 44,000,000 shares of common stock to Rusheen and its assigns. Upon the closing of the Acquisition Agreement, the Company had 80,000,000 shares of common stock and no preferred shares issued and outstanding.

Item  2.01       Completion of Acquisition or Disposition of Assets

As described in Item 1.01 above, on June 1, 2010, Brazil Gold completed the acquisition of Amazonia.

Prior to the Amazonia acquisition, the Company was a “shell company” (as such term is defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)). Accordingly, pursuant to the requirements of Item 2.01(a)(f) of Form 8-K, set forth below is the information that would be required if the Company were filing a general form for registration of securities on Form 10 under the Exchange Act giving effect to the Amazonia acquisition.

DESCRIPTION OF BUSINESS

We incorporated as Dynamic Alert Limited on June 17, 2004, in the State of Nevada and changed our name to Brazil Gold Corp. (referred to herein as “Brazil Gold”, “we”, “us” and similar terms) on February 25, 2010.  Our principal executive offices are located at 800 Bellevue Way NE, Suite 400, Bellevue, WA 98004.  Our telephone number is (425) 637-3080.  Our fiscal year end is June 30.

From inception, we operated a business that assists consumers with their security needs and in that regard, offered a three-fold service. Our focus was to assist our clients in developing personalized security plans and to source and market personal security products.

On March 3, 2008, we conducted a forward split of our common stock at a ratio of 40:1, resulting in an increase of outstanding shares of common stock from 4,400,000 shares to 176,000,000 shares. At that time, we also increased our authorized capital stock to 250 million shares of common stock and 10 million shares of preferred stock. On March 16, 2008, our Board of Directors authorized the cancellation of 96,000,000 post forward-split common shares, leaving 80,000,000 common shares issued and outstanding in the Company’s common stock.

Except for the acquisition described above, since incorporation, we have not made any significant purchases or sale of assets, nor have we been involved in any reclassifications, mergers, acquisitions or consolidations.  We have never declared bankruptcy, been in receivership, or been involved in any legal action or proceedings.

Amazonia is the registered owner of 102 claims covering approximately 824,411 hectares of mineral rights located in the three states of Amazonas, Mato Grosso and Rondonia in the prolific Tapajos Greenstone Belt in the Amazon Basin of Brazil.  The primary mineral target is gold, however copper, nickel, iron ore, manganese and cassiterite (tin) are also found in the area.  Most properties are near existing roads and rivers, which have access to international ports, and small mining and farming communities with access to fuel, energy and manpower – all conditions suitable for low-cost bulk tonnage mining.

 (i) Principal products or services and their markets;

Brazil Gold is primarily a mineral exploration company which will focus on exploration for minerals on the properties acquired from ACP. Brazil Gold will look for joint venture partners to mine such minerals should the exploration prove economically viable resources, and that partner would have the know-how to sell the minerals into the commodities markets.

Further it should be noted that the markets for gold and minerals are competitive and the price changes, sometimes with dramatic swings. We face several large competitors who are actively seeking gold in Brazil, and elsewhere in the world, and those competitors have been in business longer than we have.  These competitors have the advantage of having entered the market earlier than us.  There are numerous exploration companies who have progressed more quickly and who may be able to bring their gold to market sooner than us.  This and other factors may have the effect of depressing the world gold market, making it economically unfeasible for us to be profitable.

Recommendations by Independent Geologist:

•
In Amazonas State: based on a CPRM mineral survey and mining by garimpeiros (“hand-miners”), there are substantial gold targets that spread over large unexplored areas; with 15 primary gold deposits, identified lode-gold, stock works and gold in the saprolite, with the potential for medium to large gold and other mineral deposits, previously mined by the garimpeiros.

•
In Rondônia State: based on a mineral resource survey it shows that potentially viable gold being widely distributed over the Theobroma property, with 2 primary gold deposits, previously mined by the garimpeiros. There is also potential for copper.

•
In Mato Grosso State: based on prior work done in the area, the potential for medium to large gold and other mineral deposits exists, with 4 primary gold targets on the ACP properties, previously mined by the garimpeiros.

Tobias Geotecnologia recommends systematic exploration over the 21 identified gold targets with potential for bulk tonnage, by doing airborne geophysics, soil- and rock-geochemical, detailed geological mapping and sampling. All samples taken will be shipped to ACME Laboratories, a reputable Canadian assaying company.

(ii) Distribution methods of the products or services

Brazil Gold is primarily a mineral exploration company which will focus on exploration for minerals on its properties. Brazil Gold will look for joint venture partners to mine such minerals should the exploration prove economically viable resources.  Brazil Gold will select joint venture partners who have the knowledge and experience to produce and to sell the minerals into the commodities markets.

Brazil Gold has obtained mineral rights that are near existing roads and rivers, which have access to international ports; and small mining and farming communities, providing access to fuel, energy and manpower suitable for low cost bulk tonnage mining. In fact, recent developments in infrastructure have opened up large underexploited areas in which Brazil Gold has its claims. All targets are now within 40km (24 miles) of a major road, or navigable river.

(iii) Status of any publicly announced new product or service;

Brazil Gold has not announced any new products or services as it is an early stage exploration company.

(iv) Competitive business conditions and the company's competitive position in the industry and methods of competition;

We compete with other mineral exploration and mining companies or individuals, including large, established mining companies with substantial capabilities and financial resources, to acquire rights to mineral properties containing gold and other minerals. There is a limited supply of desirable mineral lands available for claim staking, lease, or other acquisition. There can be no assurance that we will be able to acquire mineral properties against competitors with substantially greater financial resources than we have.

Our operations are significantly affected by changes in the market price of gold. Gold prices can fluctuate widely and may be affected by numerous factors, such as expectations for inflation, levels of interest rates, currency exchange rates, central bank sales, forward selling or other hedging activities, demand for precious metals, global or regional political and economic crises and production costs in major gold-producing regions, such as South Africa and the former Soviet Union. The aggregate effect of these factors, all of which are beyond our control, is impossible for us to predict. The demand for and supply of gold affect gold prices, but not necessarily in the same manner as supply and demand affect the prices of other commodities. The supply of gold consists of a combination of new mineral production and existing stocks of bullion and fabricated gold held by governments, public and private financial institutions, industrial organizations, and private individuals. As the amount produced in any single year constitutes a small portion of the total potential supply of gold, normal variations in current production do not have a significant impact on the supply of gold or on its price. If gold prices decline substantially, it could adversely affect the realizable value of our assets and potential future results of operations and cash flow.

The Company believes that its future success will depend in part upon its ability to successfully turn its mineral exploration into resources and eventually proven reserves that can be exploited economically.  As a result, Brazil Gold expects to continue to make a significant investment in the exploration and the acquisition of additional mineral rights.  These expenditures are subject to the availability of working capital.

Due to the absence of any revenues generated from our business model, the uncertainty of local, state, federal and international governmental regulations and the fluctuation of economic conditions in general, it is difficult to accurately forecast our future revenues.

(v) Sources and availability of raw materials and the names of principal suppliers;

Brazil Gold is dependent on small local suppliers for diesel, consumable tools and food rations, and it will contract reputable international drilling contractors to perform future drilling on its properties.

(vi) Dependence on one or a few major customers;

Brazil Gold is primarily a mineral exploration company which will focus on exploration for minerals on its properties. Brazil Gold will look for joint venture partners to mine such minerals should the exploration prove there to be economically viable resources.  Brazil Gold would select a partner with the knowledge and experience to sell the minerals into the commodities markets. Brazil Gold currently does not have any customers as it is not currently in mineral production.

(vii) Patents, trademarks, licenses, franchises, concessions, royalty agreements or labor contracts, including duration;

ACP has staked and acquired the 102 mineral claims which it owns. These 102 claims are situated in the three western states of Brazil; namely Amazonas, Mato Grosso and Rondônia. These claims are subject to annual property taxes which equate to $1 for each hectare (40.6 cents per acre), which ACP is negotiating to pay in monthly installments during the first nine months of the 2010 calendar year. These rights last for three years and, subject to certain minimum exploration, may be renewed at the end of their tenure.

The consideration payable to Rusheen for transfer of the ACP ownership stake is 44 million restricted shares in the common stock of the Company, and a 2.5% Net Smelter Returns royalty on mineral production from the ACP claims.

(viii) Need for any government approval of principal products or services.

ACP has secured its mineral rights, as detailed above and therefore has the over-riding right to conduct its exploration program, subject to paying property taxes.

(ix) Effect of existing or probable governmental regulations on the business

In 1995, Brazil overhauled its mining laws to attract foreign investment for mine development and exploration.

Brazil Gold’s business is subject to various local, state, federal and international laws that affect the mining industry.  Other laws and regulations related to health, safety, working conditions, employment discrimination, and other employee related laws and regulations may also affect Brazil Gold.

Brazil Gold may not be able to comply with governmental requirements in developing or implementing its mining exploration program.  Governmental regulation may cause Brazil Gold to determine that it is uneconomical to proceed with its mining exploration and development because such activities may be cost prohibitive.

There can be no assurances that governmental action will not adversely affect Brazil Gold and its business.

Brazil Gold may also be faced with the risk of losing its land leases, mineral claims and land permits by failing to keep such properties in good standing by falling in arrears with its property taxes, option payments and commitments to develop these properties in terms of legal agreements, government regulations or from competitors.

(x) Estimate of the amount spent during each of the last two fiscal years on research and development activities, and if applicable, the extent to which the cost of such activities is borne directly by customers;

During the period to November 2009, ACP incurred $751,277 (2008: $537,842) of exploration-related expenses.  Of the exploration expenses incurred for the period ended November 30, 2009, $596,711 related to exploration property taxes paid to the National Department of Mineral Production (2008: 53,727).

 As the Company has no customers, none of these expenses are borne by third parties.

(xi) Costs and effects of compliance with environmental laws (federal, state and local); and

Mining is subject to potential risks and liabilities associated with pollution of the environment that may result from mineral exploration and production.  Although Brazil Gold’s initial mining and processing operation has been approved and permitted by regulatory authorities, Brazil Gold could incur unexpected environmental liability resulting from its mining activity at its tailings operations, or even stemming from previous activity conducted by others prior to our ownership.  Insurance against environmental mining risks (including liability for the disposal of waste products) generally is not available at a reasonable price and currently the Company does not have and does not intend to purchase such insurance. Should Brazil Gold be unable to fund a required environmental remedy, Brazil Gold might be forced to suspend operations or enter into interim compliance measures pending completion of the remedy.

Laws and regulations involving the protection and remediation of the environment are constantly changing and generally are becoming more restrictive.  Brazil Gold expects to make significant expenditures in the future to comply with such laws and regulations.  Although Brazil Gold has obtained the permits required to commence operations, there can be no assurance that in the future Brazil Gold’s operations will not be subject to more stringent regulations or to unfavorable interpretations of present regulations.  It is possible that costs and delays in complying with such regulations could adversely affect Brazil Gold’s mining plan or any potential expansion of that plan.

(xii) Number of total employees and number of full-time employees.

Brazil Gold’s Brazilian mining unit currently has three employees. Brazil Gold is reliant, in part, upon third parties for its success.  Brazil Gold may utilize third parties to assist in drilling and exploration.  Brazil Gold cannot ensure that the actions of one or more third parties will not adversely affect its business.

RISK FACTORS

Risk Related to our Business

You should carefully consider the following risk factors and all other information contained herein as well as the information included in this Annual Report in evaluating our business and prospects.  The risks and uncertainties described below are not the only ones we face.  Additional unknown risks and uncertainties, or that we currently believe are immaterial, may also impair our business operations. If any of the following risks occur, our business and financial results could be harmed. You should refer to the other information contained in this Annual Report, including our financial statements and the related notes.

We Have a Limited Operating History.

We have a limited operating history.  Our operations will be subject to all the risks inherent in the establishment of a developing enterprise and the uncertainties arising from the absence of a significant operating history.  No assurance can be given that we may be able to operate on a profitable basis.

We may Require Significant Additional Financing before our Exploration Program and Mining Operations Commence; There is No Assurance that such Funds will be Available

We have only raised $90,000 which was, along with our limited sales, sufficient to fund our operations for the last twelve (12) months.  The acquisition of ACP requires us to significantly increase our capitalization by issuing at least $3.5 million in order to commence exploration work.  There can be no assurance that we will be able to obtain financing on acceptable terms in light of factors such as the market demand for our securities, the state of financial markets generally and other relevant factors.

Inability Of Our Officers And Directors To Devote Sufficient Time To The Operation Of Our Business May Limit Our Success.

Presently, our officers and directors allocate only a portion of their time to the operation of our business.  Should our business develop faster than anticipated, our officers may not be able to devote sufficient time to the operation of our business to ensure that it continues as a going concern.  Even if our management’s lack of sufficient time is not fatal to our existence, it may result in our limited growth and success.

Unproven Profitability Due to Lack of Operating History Makes an Investment in Us an Investment in an Unproven Venture.

We were formed on June 17, 2004.  Since our date of inception, we have not had significant revenues or operations and we have few assets. Our majority owned subsidiary, ACP, has not generated any revenues to date. Due to our lack of operating history, the revenue and income potential of our business is unproven.  If we cannot successfully implement our business strategies, we may not be able to generate sufficient revenues to operate profitably.  Since our resources are very limited, insufficient revenues would result in termination of our operations, as we cannot fund unprofitable operations unless additional equity or debt financing is obtained.

Our Independent Auditors’ Report States that there is a Substantial Doubt that we will be able to continue as a Going Concern.

Our independent auditors, Schumacher & Associates, Inc. Certified Public Accountants, state in their quarterly audit report for the period ended March 31, 2010, that since we have minimal business operations to date and losses to date of approximately $514,024, there is a substantial doubt that we will be able to continue as a going concern.

DESCRIPTION OF PROPERTIES.

The Company is in its early stages of exploration and unable to allocate any economic values beyond the proven and probable reserves. In the absence of proven and probable reserves, acquisition costs to date are considered to be impaired and accordingly, have been written off.

The 102 mineral exploration rights which are registered in the Company’s name or have been ceded to ACP are situated in the three western states of Amazonas, Mato Grosso & Rondônia. The primary mineral target is gold, but copper, nickel, iron ore, manganese and Cassiterite (tin) are also found in the area. Most properties are near existing roads and rivers, which have access to international ports; and small mining and farming communities so there is access to fuel, energy and manpower: suitable for low cost bulk tonnage mining. Recent developments in infrastructure have opened up large underexploited areas in which ACP has its claims. Numerous producing and prior-producing garimpeiros mines exist within ACP’s claim areas, where they panned for gold. There have also been recent mineral discoveries in Apui near ACP’s claim areas.

On the ACP Properties, mineral production, especially gold, has historically been a result of indigenous garimpeiros using rudimentary techniques to extract precious metals from surface structures. Approximately 20-50 million ounces of gold has reportedly been taken from the region using garimpeiro methods, however the region is only now opening up to prospecting and exploration, as a result of recent improvements in infrastructure, including road, river and air access and associated development.

The Properties are comprised of numerous processos mineraios (exploration permits, licenses, or concessions), and have been grouped into target areas according to their geographical location combined with their geologic setting.

The strategically-located mineral tenure holdings of ACP are underlain for the most part by Paleoproterozoic units of the Brazilian Craton. Numerous companies including RTZ, Barrick Gold, Eldorado, CVRD and BHP are reported to be active in this area. The Properties are relatively close to the new Apui gold discovery (2007) and the Tapajos River Gold District, which is reported to have produced over 20 million ounces of gold. The Dorado do Juma mining area is located along the banks of the Juma River some 75 km north of the city of Apui. Production from this site is estimated to be approximately 50,000 ounces of gold, however exact figures are not known.

Most of the ACP concessions were acquired to include known garimpeiro operations, and as a result, numerous small, historic workings ranging from prospecting pits to large scale excavations are distributed throughout the Property. In Brazil, many of these garimpeiro operations including Colossus Minerals Inc.'s Serra Pelada deposit have transitioned from pits into larger scale underground and open pit workings (Jones and Hall, 2007).

Schedule of ACP properties by State:

State of Amazonas: these exploration claims are located in the South East in the municipalities of – Apui, Borba, Jacareacanga, Manicoré & Nova Aripuanã:

Properties	# of Mineral Claims	Area in Ha’000	Potential for:
Manicoré	20	161,6	Gold
Aripuanã	34	275,4	Gold
Caruanã	22	214,6	Gold
Total =	76	651,6	(1,6 million Acres)
Source Tobias Report 2009

State of Mato Grosso: the first three exploration claims are located in the North and the fourth in the East, in the municipalities of –Aripuanã, Cotriguacu, Novo Mundo, Matupa, and Paranatinga

Properties	# of Mineral Claims	Area in Ha’000	Potential for:
Madeirinha	4	38,6	Gold
Juruena	2	16,0	Gold
Matupá	2	3.7	Gold
Jatobá	3	18,2	Gold, Diamonds
Total =	11	76,5	(188,000 Acres)
Source Tobias Report 2009

State of Rondônia : these exploration claims are located in the Northeast, in the municipalities of –Cacoal, Castanheiras, Rolim, Ministro, Andreazza, and Ji-Parana

Properties	# of Mineral Claims	Area in Ha’000	Potential for:
Teobroma	8	47,8	Gold, Copper
Cacoal	7	48,4	Diamonds, Tin
Total =	15	96,2	(237,000 Acres)
Source Tobias Report 2009

	# of Mineral Claims	Area in Ha’000	Area in Acres
Total	102	824,3	2,0 million

Note: 1 Ha equals 2.46 Acres

The Company’s property (the "Property") covers 824,411 hectares (2.0 million acres) of mineral claims in the western Amazon region. Historically, mineral production, especially gold, has been a result of indigenous garimpeiros (hand-miners) using rudimentary techniques to extract precious metals from surface structures. Approximately 20-50 million ounces of gold has reportedly been taken from the region using garimpeiro methods;. The region has recently been opened up to modern methods of prospecting and exploration, as a result of improvements in infrastructure, including road, river and air access and associated development.

The Property is comprised of numerous processos mineraios (exploration permits, licenses, or concessions), and has been grouped into target areas according to their geographical location combined with their geologic setting.

The strategically-located mineral tenure holdings of ACP are underlain for the most part by Paleoproterozoic units of the Brazilian Craton. Numerous companies including RTZ, Barrick Gold, Eldorado, CVRD and BHP are reported to be active in this area. The Properties are relatively close to the new Apui gold discovery (2007) and the Tapajos River Gold District, which is reported to have produced over 20 million ounces of gold. The Dorado do Juma mining area is located along the banks of the Juma River some 75 km north of the city of Apui. Historical production from this site is estimated to be approximately 50,000 ounces of gold, however exact figures are not known.

Most of the Amazonia concessions were acquired to cover known garimpeiro operations, and as a result, numerous small, historic workings ranging from prospecting pits to large scale excavations are distributed throughout the Property. In Brazil, many of these garimpeiro operations including Colossus Minerals Inc.'s Serra Pelada deposit have transitioned from pits into larger scale underground and open pit workings (Jones and Hall, 2007).

All the above exploration claims warrant an exploration program for gold, manganese, iron, copper, nickel and tin.

Historical background on the regions regarding mining activity:

•
In Amazonas State: the exploration and mining of gold by the garimpeiros in the 1950’s and findings in the 1980 by CPRM in its Tapajós-Sucurundi area, indicate the existence of large gold targets. Gold production in Amazonas has always been associated with the garimpeiros workings; because of their primitive mining methods they have only extracted the alluvial gold from the deposits, so there is potential for low cost bulk-tonnage mining.

Past geological mapping, surveys and alluvial prospecting have identified other minerals, such as copper, manganese, iron, tantalite, tin and nickel.

•	In Rondônia State: Disseminated gold in an Au-porphyre type, with stock works, with local occurrences of hydrothermal faults.

•
In Mato Grosso State: Mesothermal gold lode, with mineralized quartz veins, that show dimensions and hydrothermal halos and generally are positioned in sub-vertical faults with varied trends, but predominately NE-SW, probably associated to the great NNW-SSE lineaments.

These Properties are currently unencumbered.

The ACP prospecting team, led by John Young, has to date conducted numerous preliminary exploration programs on the Property. An initial effort has been made by the team to accurately locate and map any evidence of garimpeiro mining activities on the Property. Other activities such as data acquisition, including a regional geochemical survey, and data compilation on the Property by an outside consultant, combined with in-house prospecting, preliminary soil and saprolite (channel) sampling have been conducted, but have been curtailed due to the onset of the rainy season. Portions of the Theobroma and Madeirinha concessions have been covered by limited geochemical soil and saprolite sampling surveys. As the rainy season abates, Young's team will be redeployed to the field and begin working immediately.

Theobroma Project

Initial prospecting and exploration activities focused on the Theobroma Project located in Rondonia State in the southwestern Amazon region of Brazil. In total, seven processos mineraios (exploration permits, licenses, or concessions) encompassing 49,436 hectares (121,118 acres) have been acquired by ACP in the Project area located 390 kilometers southwest of the city of Apui and near the airstrip city of Ji-Parana. On the Theobroma Project there are two abandoned, large garimpeiro gold mining sites, the Igarape Genipapo diggings in the north and Theobroma diggings in the south. An additional 11 smaller garimpeiro sites occur around these two principal gold mines. It has been reported that this region produced some 76,000 ounces of gold from these two principal garimpeiro sites with reported grades of 8 g/tonne to 42 g/tonne Au. Historical production has come from multiple high-grade quartz veins and saprolite, and gold mineralization is apparently hosted by the Quarto Cachoeiras Metamorphic Suite. Previous geochemical soil sampling by Amazonia Capital over a portion of these sites shows gold anomalies that warrant follow-up exploration.

In an on-going sampling, survey and mapping program, geological and survey crews performed extensive work at the Theobroma site during late 2009 and early 2010, with follow-up assays, recording of data and mapping. Samples were submitted to Acme Labs (Vancouver, Canada) for testing. Test results are being compiled by Discovery Consultants Ltd. and will be released when available.

On the Serra Sem Calca prospect 855 soil samples were collected at 25-m intervals on lines that were 100 m apart, and from 25 cm to1 m depth. Results of this survey indicated a strong, wide (up to 125 m) gold, iron, lead, zinc, and barium multi-line anomaly that discontinuously extends from line LPSE006A through Line LPNE005 a distance of 1000 meters. This anomalous zone is orientated almost due north/south. Other shorter, narrow linear anomalous zones are located approximately 200 meters east of the main anomaly. These anomalies will be revisited and re-sampled to confirm analytical values and likely will lead to a follow-up drilling program later this year.

The areas sampled by ACP to date at Theobroma represent a small portion (cut lines and surface samples cover approximately only 5% of the total land area) of the total land holdings in this project area. Other areas of garimpeiro activity are known to exist on adjoining mineral tenures. These areas will be identified and evaluated by additional gridding and soil, saprolite and rock sampling. Once the Theobroma project is completed the geologic and sampling crew will move to the numerous other properties held by ACP including the highly prospective Manicore, and Aripuana Project areas.

Manicore Project

Continued activities are now planned for the Manicore property, located 75 kilometers north of the city of Apui along the banks of the Juma River in Amazonas State, southwest of the newly-discovered Dorado do Juma gold deposit. Garimpeiro (hand-miner) production at this site has been officially reported at over 50,000 ounces of gold, however this figure is considered by most experts to be an underestimation of exact production due to poor regulation within the region. For decades, placer-like alluvial gold mineralization has been the main objective of the garimpeiro mining activity along the Manicore River, which crosses the Project area in a north-south direction. Other garimpeiro gold mining within the general area includes the Igarape Baixao, Grota Careca and Cassino workings, located southeast of the Project. The relatively new Dorado do Juma discovery appears to be on the extension of a 40 kilometer long north-east trending zone, of which Manicore is a part.

In total, Amazonia has acquired 20 processos mineraio (licenses or claims) encompassing 181,515 hectares in this area. The mineral claims follow a series of outcrops of the undifferentiated Paleoproterozoic Iriri/Colider Group, a complex Paleoproterozoic greenstone package consisting of andesites, basalts, various tuffaceous units, pyroclastic breccias, siliclastic sediments and felsic volcanic units including rhyolites and rhyodacites that trend in a north-northeast direction for approximately 120 kilometers. In the southern portion of the project area, the Iriri/Colider Group is in fault contact with the Mesoproterozoic Serra de Providencia Intrusive Suite consisting of gabbro, monzogranite and syenogranite.

Amazonia activities will initially include locating and evaluating the numerous garimpeiro sites and mines previously identified on the extensive Manicore tenures. The program will also consist of property scale and occurrence scale mapping and extensive rock sampling, stream sediment or heavy mineral sampling, the placement of grids and soil auger geochemical sampling to cover identified anomalies, the commencement of a ground geophysical survey (magnetics and VLF) to delineate structures that control mineralization, and finally hand-trenching in areas of interest. This activity will allow geologic staff to determine and plan the extent of drilling on the Manicore Property.

Madeirinha Project

The Madeirinha mineral tenures total four concessions encompassing 95,300 acres in Mato Grosso state in the southwestern Amazon region of Brazil. The claims are approximately 240 kilometers southwest of the city of Apui, site of the 2008 Dorado do Juma gold discovery. Primary exploration targets at Madeirinha are gold and copper mineralization associated with a sheared and deformed Archaean to Proterozoic age greenstone belt sequence comprised of metamorphosed volcanic/sedimentary rock units intruded by slightly younger post-tectonic bodies. The mineral tenures are all located within a large area mapped as the Paleoproterozoic Sao Romao Intrusive Suite, described as consisting mainly of metagranodiorite, metamonzogranite and metasyenogranite.

In 2008 Amazonia personnel conducted a test geochemical survey on an abandoned garimpeiro (hand-dug) site within the Madeirinha lands, collecting samples on a 100 meter by 100 meter grid from soil and saprolite at a one meter depth. Results of this survey indicate elevated gold and chromate samples in the data, as well as iron, nickel, chromium, and vanadium multi-line anomalies. These data will be verified by the upcoming 2010 exploration program. Garimpeiro tin mining activity is also known in the northern part of the project area.

All samples from Madeirinha were treated as rocks being crushed/pulverized to -150 mesh. The project analytical work was conducted by SGS Geosol Laboratorios Ltda, located in Vespasiano, Brazil. The areas sampled by Amazonia to date at Madheirina represent a small portion (cut lines and surface samples) of the total land holdings in this project area. Other areas of garimpeiro activity are known to exist on adjoining mineral tenures to those sampled to date. These areas will be identified and evaluated by additional gridding and soil, saprolite and rock sampling.

Proposed Work Program

Two phases of work have been planned for the Amazonia Property for the next twelve months. In view of the very favorable geologic setting and proximity to areas of known past production, an aggressive two-phase exploration program is recommended for the Property.

The Phase 1 program would consist of mapping and extensive saprolite/rock, soil and stream sediment sampling to cover all identified anomalies, interpretation of existing reconnaissance airborne geophysical surveys, commencement of an airborne and follow up ground geophysical surveys (radiometric, VLF and magnetics) with the objective of delineating structures that may control mineralization, and finally extensive trenching. Most activities would focus on areas of garimpeiro mining, areas of extensively altered and mineralized outcrop exposures, geochemical and geophysical anomalies and obvious, newly delineated structures. This phase of the program is designed to evaluate specific portions of the Property that appear to be geologically, geophysically, and geochemically favorable for the development of sizeable mineralized zones. This phase would also likely result in the abandonment of geologically unfavorable properties. A budget of approximately US$ 2,750,000 is proposed for Phase 1.

Contingent on the results of Phase 1, the exploration program will enter into Phase 2, involving additional mapping and sampling, trenching and 6,000 meters of diamond drilling. The exact positioning of drill holes is to be determined following the Phase 1 geophysical programs, in combination with geological and geochemical results. A budget of approximately US$ 2,300,000 is proposed for the development of Phase 2.

ACP has engaged the services of professional geologist David F. Reid, MSc, MBA, P.Geo as their Exploration Manager - Brazil. Mr. Reid brings to the organization 35 years of technical and managerial exploration experience in the Americas, and globally in the search for, and development of, base and precious metals, diamonds and uranium. Mr. Reid graduated from Michigan Technological University (BSc Geology), the University of Minnesota-Duluth (MSc Geology) and Denver University (MBA). He is a member of the Association of Professional Engineers and Geophysicists of British Columbia, Canada and is a Qualified Person. He resides in Washington State and is associated with Discovery Consultants Ltd. of Vernon, BC.

With his experience in a wide range of geologic environments, Mr. Reid will assume responsibilities for ACP's exploration programs on their properties in the states of Amazonas, Mato Grosso and Rondonia, Brazil.

With the rainy season abating, the ACP geological team, led by Young & Reid, will return to the numerous prospective areas originally staked with the advantage of local knowledge and using GPS-located garimpeiro (hand-dug) mine data. The team will resume its sampling and exploration work to continue the high-grading process commenced late in 2009 in specific areas that have seen significant historical gold production by garimpeiros using rudimentary mining methods. There are numerous such mines dotting the ACP claims.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table sets forth certain information, as of May 15, 2010, with respect to any person (including any “group”, as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) who is known us to be the beneficial owner of more than five percent (5%) of any class of our voting securities, and as to those shares of our equity securities beneficially owned by each of our directors, our executive officers and all of our directors and executive officers and all of our directors and executive officers as a group.  Unless otherwise specified in the table below, such information, other than information with respect to our directors and officers, is based on a review of statements filed with the Securities and Exchange commission (the “Commission”) pursuant to Sections 13 (d), 13 (f), and 13 (g) of the Exchange Act with respect to our Common Stock.  As of May 14, 2010, there were 80 million shares of Common Stock outstanding.

The number of shares of Common Stock beneficially owned by each person is determined under the rules of the Commission and the information is not necessarily indicative of beneficial ownership for any other purpose.  Under such rules, beneficial ownership includes any shares as to which such person has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within sixty (60) days after the date hereof, through the exercise of any stock option, warrant or other right.  Unless otherwise indicated, each person has sole investment and voting power (or shares such power with his or her spouse) with respect to the shares set forth in the following table.  The inclusion herein of any shares deemed beneficially owned does not constitute an admission of beneficial ownership of those shares.

The table also shows the number of shares beneficially owned as of May 15, 2010, by each of the individual directors and executive officers and by all directors and executive officers as a group.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class1
Common	Dr. Thomas E. Sawyer President, Member of the Board of Directors	250,0002	0.31
Common	Phillip Jennings Vice President Business Development	125,0002	0.15
Common	Mr. Hiro Mitsuchi , Non-Executive Director;	125,0002	0.15
Common	Roland Vetter Chief Financial Officer	125,0002	0.15
(1)	Percent of Ownership is calculated in accordance with the Securities and Exchange Commission’s Rule 13(d) – 13(d)(1)
(2)
These Shares are shares that may be purchased by the executive under option agreements entered into with the Company. Currently, only 25% of the total number of shares subject to the option have vested and may be exercised.

DIRECTORS AND EXECUTIVE OFFICERS

Dr. Thomas E. Sawyer - Chairman & Chief Executive Officer: On November 13, 2009 Dr. Thomas E. Sawyer, 76, was appointed as Chief Executive Officer.

Dr Sawyer has been Senior Scientific Advisor to three U.S. Presidents, and has been an innovator and entrepreneur in telecom hardware. Since 2007, he has been the Chairman of the Board and CEO of Innova Enterprises, Inc., of Sandy, Utah, a company that develops oil purification technology to reduce waste oil and extend useful life of engines and engine components. From 2002 through 2005, he was President and Chief Executive Officer of TeleCom, Inc., and from 1998 through 2002, he served as Director and Chief Technology Officer of Global Light Telecommunications, Inc. Dr. Sawyer has also been the President and Chief Executive Officer of Sawyer Technologies, LLC, since 2002, which provides consulting services for international high net worth entities and individuals, projects in the fields of mining, gas and oil, telecommunications, green energy and clean technologies and health care.

Dr. Sawyer obtained a B.Sc. (Engineering) from UCLA, a M.A. (Business and Urban Affairs) from Occidental College, a Ph.D. (Clinical Psychology) from Florida State and a Ph.D. (Management) from Walden University. Dr. Sawyer performed Graduate Research (Public Affairs) at Coro Foundation and has completed other graduate studies at the University of Utah, the University of Southern California and the California Institute of Technology.

Dr. Sawyer is a member of the Board of Directors of Chief Consolidated Mining Company, which is a SEC-publicly registered company.

Phillip E. Jennings - Vice President Business Development and Member of the Board: On December 22, 2009 the Company announced the appointment of Phillip E. Jennings as Vice President and a Director of the Company.

Mr. Jennings, 68, is an investment banker with significant experience in financing and merger and acquisition activities over the past thirty years. He has created and financed companies in the resource and technology sectors in Asia and South America, as well as the U.S. Throughout his career, Mr. Jennings has been a leader in applying new technology to existing businesses to increase efficiency and profitability.

In 1992, Mr. Jennings was CEO and founder of Teleres, a joint venture with Dow Jones & Co. and AEGON USA that created the first national online real estate system. In 1997, he created a similar company in China (Soufun.com) which has grown to be the largest in the world in that industry. He has significant experience and connections in the South American resource business where, since 2001, he has been involved in using tertiary recovery technology methodology in oil and gas exploration in Colombia. His time in South America led him to become the founder of two ventures using leading-edge technology to identify and map landmines and to distribute water-purifying devices to local communities in Colombia that have been negatively affected by war and the accompanying explosive remnants of such conflict. To enhance those efforts, he recently co-founded Molecular Resonance Corporation (MRC) to research and develop an electromagnetic spectroscopy system for the airborne detection of Improvised Explosive Devices using sensors developed by Lawrence Livermore National Laboratory combined with MRC proprietary technology. Mr. Jennings is also the founder of Brazil Gold Corporation, a U.S.-based privately-held mineral exploration company active in South America. He currently sits on the board of directors of quant fund managers First Forge Capital LLC, and is a member of the board of directors and the CEO of Avalon Holding Group Inc., an SEC-listed company.

Mr. Jennings was born and educated in the United States, graduating from Oklahoma State University with a degree in Business Administration. He attended the University of Mexico for graduate studies. He is a former U.S. Marine Captain.

Mr. Hiro Mitsuchi , Non-Executive Director; on April 7, 2010 the Company announced the appointment of Mr. Hiro Mitsuchi to its Board of Directors.

Mr. Mitsuchi 72, brings significant expertise to the Company as an international financier with a wealth of experience in mining and mineral exploration. Mr. Mitsuchi was a thirty year executive with Sumitomo Corporation as the General Manager of Sumitomo Australia Development Pty. Ltd. (SADP) a consortium of eleven major Sumitomo companies including Sumitomo Bank, Sumitomo Metal Mining Co. and NEC from 1972 to 1979, reporting directly to the Chairman of SADP, Mr. Tsutomo Sumitomo. Sumitomo Corporation, through its subsidiaries and joint ventures has been involved in the mining industry throughout the world.

Mr. Mitsuchi was also the General Manager Overseas Operations of Sumitomo Corporation, Tokyo. He has served as a director and advisory director for numerous international organizations, including energy resources, real estate development, and technical systems development.

In addition to his involvement in the international business world, Mr. Mitsuchi has been a Visiting Fellow at the Woodrow Wilson School of Princeton University and a Professor of International Business at Toyo Gakuen University in Tokyo. He was awarded honorary citizenship in the city of New Orleans, the city of Nashville, the state of Arkansas and the state of Oklahoma for his contribution in promoting direct investments from Japan to the U.S., as well as promoting the mutual understanding between the U.S. and Japan.

Mr. Mitsuchi divides his time between his home in Tokyo and traveling to the U.S., Europe, and Australia in his capacity as an advisor and lecturer.  Prior to his appointment to the Board of Brazil Gold, Mr. Mitsuchi was a member of the Company's Advisory Board.

Officers:

J. Roland Vetter - Chief Financial Officer: J. Roland Vetter was appointed Chief Financial Officer, effective December 8, 2009.

Mr. Vetter, 58, is a senior executive with a significant background in mergers and acquisitions and in growing start-up companies, particularly in the mining, manufacturing and technology sectors.  He has considerable experience in the mining sector in both North & South America (Mexico & Brazil).

Mr. Vetter is most recently a non-executive director and the Chair of the audit committee of Golden Phoenix Mining Inc, a publicly-traded Nevada-based mining exploration company.  In 2005, he was named President & CFO of International Gold Resources, Inc. a US-listed company, after structuring the successful reverse take-over of a private US mining group with exploration interests in Brazil and the Yukon.  From 1998 to 2003, he was the President, CFO and director of Cardinal Minerals Inc., a US mining group looking into acquiring a producing silver/copper mine in Mexico, and the Chief Financial Officer of Globetech Ventures Corp, a TSX-listed company with mining exploration operations in Amapa state in Brazil.  Prior to 1998, Mr. Vetter was Financial Services Director for the Zimco Group, part of the New Mining Business Division of Anglo American Corporation and a former Chairman of the Anglo American Audit Liaison Committee. The Zimco Group comprised twelve distinct operations involved in mining and manufacturing.  During his Zimco tenure, he served on the board of directors of Darmag Ltd., and was Strategic Advisor to the Zaaiplaats Tin Mine Ltd., both Zimco Group publicly-listed companies.

Mr. Vetter was born and educated in Johannesburg, South Africa, and attended the University of the Witwatersrand in South Africa, where he obtained his Bachelor of Commerce and Bachelor of Accounting degrees. He is a Member of both the Canadian and South African Institute of Chartered Accountants.

Board of Advisors

Emil Malak: was appointed to the advisory board, effective April 7, 2010.

Emil Malak is a multi-faceted entrepreneur and business executive, who is a hands-on facilitator in developing new companies by mobilizing the resources necessary for the advancement of such organizations. He currently sits as Deputy Chairman and as a director of Digifonica International Inc., an internet telecommunications technology company and as Chairman of Albonia Innovative Technologies Ltd., an environmental incubator involved in the development of a variety of green technologies including water and bio-mimetic technologies. Mr. Malak has a wide array of experience and has held various executive roles with numerous enterprises involved in clean water technologies, oil and gas refining and gold mining, as well as restaurant, hotel and real estate development projects in North America, Australia and the UK.

Consultants

John Young – Head of Exploration:  In November 2009 the Company entered into a consulting arrangement with Mr. John Young of Brazil as the Head of Exploration for Brazil.

John Young has been involved in mineral exploration for over 40 years.  During those years, he has consulted on and evaluated numerous mining and exploration projects worldwide. He is highly regarded within the industry for his ability to recognize projects of merit and to advance them through further work programs. He has been instrumental in the evaluation and verification of 4 projects containing, in total, a gold resource in excess of 13 million ounces of gold.

Mr. Young began his exploration career in 1963 in Ireland working for the Toronto-based firm of Watts, Griffis and McOuat Limited. He worked for six years in Ireland and Canada under Murray Edmund Watts, a famed and highly successful Canadian miner.  Following his work with WGM,  he was employed with McPhar Geophysics in the southwestern United States and Mexico working for, among others, Kennecott Copper, Phelps Dodge, Cypress Mining, Magma Copper and Asarco (on the Mission, Silver Bell and the Ray open-pit mines).

In 1973, Mr. Young returned to Canada to work for Cominco doing extension prospecting work on the Highland Valley Copper mine in BC. He then went on to work for Rio Tinto in the Yukon. In 1975, he wisely branched out as a self-employed consultant and president of his own company, Canadian Field Services. For the past thirty years he has enjoyed great success in the mineral exploration business.

In the 1980’s, as president & CEO of Royalstar Resources, Mr. Young initiated preliminary due diligence of the Kasperske Hory gold property in the Czech Republic.  After an on-site visit and an extensive geological review, Mr. Young recommended that Royalstar purchase the property, and initiated a drilling program that identified a significant gold resource.  An independent consultant was then engaged to quantify and verify his findings.  TVX Gold Inc. (now Kinross Gold: TSX / NYSE) recognized the early potential of the project and purchased the asset, and have since invested in excess of $70 million to further advance it. Today, the Kasperske Hory gold property has a recognized mineable resource of approximately 3 million ounces, making it the second largest gold deposit in Europe.

While still with Royalstar, Mr. Young recognized the potential for Tonkin Springs Gold Project in Nevada where the previous owners had spent $60 million without bringing forth a mineable resource. Mr. Young, after an extensive due diligence review, engaged international independent consultants, and the project was advanced from 100,000 ounces to 1.4 million ounces of gold. Tonkin Springs is currently owned by U.S. Gold Corp (TSX / NYSE), who have raised approximately $110 million over the last 2 years, to advance the project to production.

In 1997, Mr. Young and his partners assembled a land package in the Ocampo mining district in Chihuahua State, Mexico and recommended the potential to Gammon Gold, which at the time had an approximate $300k market capitalization. On Mr. Young’s recommendation, Gammon took the project over, and in early 1999, he brought in independent consultants Behre Dolbear & Company, who recommended an exploration program. Gammon Gold has since raised in excess of $180 million to explore, develop and produce the Ocampo Project, which reserves are currently reported to be in excess of 9 million ounces of gold and silver equivalent.  Ocampo is currently one of Mexico’s largest gold and silver producers - Gammon Gold now has a market capitalization in excess of $1 billion and is listed on both the TSX and the NYSE.

In 1999, after onsite visits and geological evaluation, Mr. Young recommended to Gammon Gold management that they acquire the El Cubo gold project, which was at the time a small producing family-owned gold mine. Gammon Gold invested in excess of $100 million in acquisition, exploration and development, and today El Cubo produces approximately 50,000 ounces of gold and silver equivalent per year.

Mr. Young resides in Brazil and is currently the President of Amazonia Capital e Participacoes Ltda., a mineral exploration company active in the Amazon region of Brazil.

David F. Reid, MSc, MBA, P.Geo – Exploration Manager:  On April 27, 2010 the Company announced that Brazil Gold had engaged the services of professional geologist David F. Reid, MSc, MBA, P.Geo as their Exploration Manager - Brazil.

The Company retained the services of Mr. Reid as Exploration Manager to mobilize and direct a geological team.  Mr. Reid brings to the organization 35 years of technical and managerial exploration experience in the Americas, and globally in the search for and development of base and precious metals, diamonds and uranium.  Mr. Reid graduated from Michigan Technological University (BSc Geology), the University of Minnesota-Duluth (MSc Geology) and Denver University (MBA). He is a member of the Association of Professional Engineers and Geophysicists of British Columbia, Canada and is a Qualified Person. He resides in Washington State and is associated with Discovery Consultants Ltd. of Vernon, BC.

With his experience in a wide range of geologic environments, Mr. Reid will assume responsibilities for Brazil Gold's exploration programs on their properties in the states of Amazonas, Mato Grosso and Rondônia, Brazil.

EXECUTIVE COMPENSATION.

From incorporation until the September 30, 2009 the executive officers have not received any compensation and we did not accrue any compensation.

The Company started employing directors and executives as consultants, to prepare for the acquisition of the Brazilian exploration company and the following compensation was paid and accrued to March 31, 2010:

Dr. Thomas E. Sawyer - Chairman & Chief Executive Officer                                                                                                                                          $25,000
Phillip E. Jennings - Vice President Business Development                                                                                                                                  20,000
J. Roland Vetter - Chief Financial Officer                                                                                                                                 60,000
           $105,000

Compensation of Directors

We currently do not compensate our directors for their time spent on our behalf, but they are entitled to receive reimbursement for all out of pocket expenses incurred for attendance at our Board of Directors meetings.

Pension and Retirement Plans

Currently, we do not offer any annuity, pension or retirement benefits to be paid to any of our officers, directors or employees, in the event of retirement.  There are also no compensatory plans or arrangements with respect to any individual named above which results or will result from the resignation, retirement or any other termination of employment with us, or from a change in our control.

Employment Agreements

We do not have written employment agreements.

Audit Committee

Presently, our Board of Directors is performing the duties that would normally be performed by an audit committee.  We intend to form a separate audit committee, and plan to seek potential independent directors.  In connection with our search, we plan to appoint an individual qualified as an audit committee financial expert.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

We have not entered into any transactions in which any of our directors, executive officers, or affiliates, including any member of an immediate family, had or are to have a direct or indirect material interest.

LEGAL PROCEEDINGS.

We are not currently party to any legal proceedings, nor are we aware of any contemplated or pending legal proceedings against us.

MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS.

Market for Common Equity and Related Stockholder Matters

(a)  Market Information

Our shares of common stock, par value $0.001 per share, are quoted on the OTC Bulletin Board under the symbol “BRZG”.

Nine Months Ended March 31, 2010

Quarter Ended	September 30, 2009	December 31, 2009	March 31, 2010
High	$0.07	$0.68	$0.90
Low	$0.06	$0.06	$0.57

Fiscal Year Ended June 30, 2009

Quarter Ended	September 30, 2008	December 31, 2008	March 31, 2009	June 30, 2009
High	$2.15	$2.70	$1.20	$1.18
Low	$0.05	$0.65	$0.20	$0.07

Fiscal Year Ended June 30, 2008*

Quarter Ended	September 30, 2007	December 31, 2007	March 31, 2008**	June 30, 2008
High	$2.00	$1.96	$ 1.96	$0.05
Low	$1.96	$1.96	$1.96	$0.05
* On August 17, 2007, we obtained regulatory approval to post our common shares for trading on the OTC.BB exchange.
** On March 18, 2008, we conducted a forward split of our stock at a ratio of 40:1.

(b)  Holders

As of June 1, 2010, there were approximately 37 holders of record of our common stock.

(c)  Dividend Policy

We have never declared or paid dividends on our common stock.  We intend to retain earnings, if any, to support the development of our business and therefore do not anticipate paying cash dividends for the foreseeable future.  Payment of future dividends, if any, will be at the discretion of our board of directors after taking into account various factors, including current financial condition, operating results and current and anticipated cash needs.

(d)  Securities authorized for issuance under equity compensation plans

Brazil Gold has adopted an equity compensation plan on January 7, 2010 which authorized the issuance of up 8,000,000 shares of its common stock. Brazil Gold’s officers, directors, employees and consultants will be eligible to participate in such plan.

RECENT SALES OF UNREGISTERED SECURITIES

We have not sold any unregistered securities during the past three (3) years prior to the date of the filing of this current report.

USE OF PROCEEDS FROM SALE OF REGISTERED SECURITIES

Not applicable.

DESCRIPTION OF SECURITIES

Common Stock

On March 12, 2008, our Articles of Incorporation were amended to change the aggregate number of shares which we have authority to issue two hundred sixty million (260,000,000) par value $0.001 per share of which two hundred fifty million (250,000,000) are designated as common stock and ten million (10,000,000) are designated as preferred stock.

On March 3, 2008, our Board of Directors authorized a 40-for-1 stock split of our $0.001 par value common stock.  As a result of the split, 171,600,000 additional shares were issued and capital and additional paid-in capital were adjusted according.  All references in the accompanying financial statements to the number of common shares and per share amounts have been retroactively adjusted to reflect the stock split.

On March 16, 2008, our Board of Directors authorized the cancellation of 96,000,000 post forward-split common shares.  There are presently 80,000,000 common shares issued and outstanding.

Each record holder of common stock is entitled to one vote for each share held in all matters properly submitted to the stockholders for their vote.  Cumulative voting for the election of directors is not permitted by the By-Laws of Brazil Gold.

Holders of outstanding shares of common stock are entitled to such dividends as may be declared from time to time by the Board of Directors out of legally available funds; and, in the event of liquidation, dissolution or winding up of the affairs of Brazil Gold, holders are entitled to receive, ratably, the net assets of Brazil Gold available to stockholders. Holders of outstanding shares of common stock have no preemptive, conversion or redemptive rights.  To the extent that additional shares of Brazil Gold’s common stock are issued, the relative interest of the existing stockholders may be diluted.

Stock Purchase Warrants

None.

Stock Purchase Options

On January 7, 2010, the board approved the 2010 Stock Incentive & Compensation Plan thereby reserving an additional 8,000,000 common shares for issuance to employees, directors and consultants, of which 2,750,000 were granted at $0.56 exercise price.

The options shall be exercisable, in whole or in part, according to the following vesting schedule:

•	Twenty five percent (25%) of the total number of shares granted under the option scheme vested immediately as January 7, 2010, the date they were approved at the board meeting; and
•
The remaining seventy-five percent (75%) of the shares granted under the option scheme shall vest pro rate every six (6) months, on the same date of the month as the date of grant of the option, over the following eighteen (18) months of continuous status as a director, employee or consultant.

During the period ended March 31, 2010 the Company recognized stock based compensation expense in the amount of $385,362 for the vested portion of options issued January 7, 2010.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Nevada General Corporation Law requires Brazil Gold to indemnify officers and directors for any expenses incurred by any officer or director in connection with any actions or proceedings, whether civil, criminal, administrative, or investigative, brought against such officer or director because of his or her status as an officer or director, to the extent that the director or officer has been successful on the merits or otherwise in defense of the action or proceeding. The Nevada General Corporation Law permits a corporation to indemnify an officer or director, even in the absence of an agreement to do so, for expenses incurred in connection with any action or proceeding if such officer or director acted in good faith and in a manner in which he or she reasonably believed to be in or not opposed to the best interests of Brazil Gold and such indemnification is authorized by the stockholders, by a quorum of disinterested directors, by independent legal counsel in a written opinion authorized by a majority vote of a quorum of directors consisting of disinterested directors, or by independent legal counsel in a written opinion if a quorum of disinterested directors cannot be obtained.

The Nevada General Corporation Law prohibits indemnification of a director or officer if a final adjudication establishes that the officer's or director's acts or omissions involved intentional misconduct, fraud, or a knowing violation of the law and were material to the cause of action. Despite the foregoing limitations on indemnification, the Nevada General Corporation Law may permit an officer or director to apply to the court for approval of indemnification even if the officer or director is adjudged to have committed intentional misconduct, fraud, or a knowing violation of the law.

The Nevada General Corporation Law also provides that indemnification of directors is not permitted for the unlawful payment of distributions, except for those directors registering their dissent to the payment of the distribution.

According to Section 10 of Brazil Gold Corporation’s bylaws, Brazil Gold is authorized to indemnify its directors to the fullest extent authorized under Nevada Law subject to certain specified limitations. Insofar as indemnification for liabilities arising under the Securities Act may be provided to directors, officers or persons controlling Brazil Gold pursuant to the foregoing provisions, Brazil Gold has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item  3.02        Unregistered Sales of Equity Securities

On June 1, 2010, pursuant to the Acquisition Agreement, we issued 44,000,000 shares of common stock to Rusheen Handels AG and its assignees. The shares were not registered under the Securities Act, or the securities laws of any state, and were offered and sold in reliance on the exemption from registration afforded by Section 4(2) and Regulation D (Rule 506) under the Securities Act and corresponding provisions of state securities laws, which exempt transactions by an issuer not involving a public offering.

Information set forth in Item 2.01 of this Current Report on Form 8-K with respect to the issuance of unregistered equity securities in connection with the Acquisition Agreement is incorporated by reference into this Item 3.02.

Item  5.01        Changes in Control of Registrant.

Reference is made to the disclosure set forth under Item 2.01 of this Current Report on Form 8-K, which disclosure is incorporated herein by reference.

Item  5.06        Change in Shell Company Status.

Following the consummation of the Acquisition Agreement described in Item 2.01 of this Current Report on Form 8-K, we believe that we are not a shell corporation as that term is defined in Rule 405 of the Securities Act and Rule 12b-2 of the Exchange Act.

Item  9.01        Financial Statements and Exhibits.

(a)           Financial Statements of Businesses Acquired.  In accordance with Item 9.01(a), ACP’s audited financial statements for the period ended November 30, 2009 and the fiscal year ended December 31, 2009 are filed with this Current Report on Form 8-K as Exhibit 99.1.

Pro forma financial statements showing the effects of the acquisition of ACP are filed with this Current Report on Form 8-K as Exhibit 99.2 and cover the following periods:

-	the unaudited pro forma consolidated balance sheet of Brazil Gold Corporation as at 31 March 2010 assuming the transaction occurred as at 31March 2010;

-	the unaudited pro forma consolidated statements of operations for the nine month period ended 31 March 2010 assuming the transaction occurred at the beginning of the period; and

-	the unaudited pro forma consolidated statements of operations for the year ended 30 June 2009 assuming the transaction occurred at the beginning of the period.

(b)           Exhibits.

The exhibits listed in the following Exhibit Index are filed as part of this Current Report on Form 8-K.

Exhibit No.	Description

99.1	Amazonia Capital e Participacoes Ltda. Audited financial statements for the period ended November 30, 2009 and the fiscal year ended December 31, 2009

99.2
Pro Forma financial statements showing the effects of the acquisition of Amazonia Capital e Participacoes Ltda. as at March 31, 2010, for the nine month period ended March 31, 2010 and for the year ended June 30, 2009.